EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                                      THREE         SIX
                                                                                                     MONTHS      MONTHS
                                                                                                      ENDED       ENDED
                                                                                                    JUNE 30     JUNE 30
(DOLLARS IN MILLIONS)                                                                                  1996        1996

EARNINGS
 1.    Net income                                                                                    $254.1      $430.9
 2.    Applicable income taxes                                                                        150.9       276.8

 3.    Net income before taxes (1 + 2)                                                               $405.0      $707.7

 4.    Fixed charges:
       a.    Interest expense excluding interest on deposits                                         $107.5      $220.5
       b.    Portion of rents representative of interest and amortization of debt
             expense                                                                                    8.3        14.9

       c.    Fixed charges excluding interest on deposits (4a + 4b)                                   115.8       235.4
       d.    Interest on deposits                                                                     170.9       337.9

       e.    Fixed charges including interest on deposits (4c + 4d)                                  $286.7      $573.3

 5.    Amortization of interest capitalized                                                             $--         $--
 6.    Earnings excluding interest on deposits (3 + 4c + 5)                                           520.8       943.1
 7.    Earnings including interest on deposits (3 + 4e + 5)                                           691.7     1,281.0
 8.    Fixed charges excluding interest on deposits (4c)                                              115.8       235.4
 9.    Fixed charges including interest on deposits (4e)                                              286.7       573.3

RATIO OF EARNINGS TO FIXED CHARGES
10.    Excluding interest on deposits (line 6/line 8)                                                  4.50        4.01
11.    Including interest on deposits (line 7/line 9)                                                  2.41        2.23

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